Exhibit 99.1

NEWS RELEASE
Contact: Martina Bar Kochva	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP.  REPORTS FOURTH QUARTER AND
FISCAL YEAR RESULTS

PARK ELECTROCHEMICAL CORP. ANNOUNCES THE ELECTION OF
EMILY J. GROEHL TO ITS BOARD OF DIRECTORS

Melville, New York, Wednesday, May 12, 2010......Park Electrochemical Corp. (NYSE-PKE) announced that its Board of Directors has elected Emily J. Groehl as a Director of the Company effective immediately. The Nominating Committee of the Board also recommended, and the Board nominated, Brian E. Shore, Dale Blanchfield, Lloyd Frank, Steven T. Warshaw and Ms. Groehl for re-election to the Park Electrochemical Corp. Board of Directors at the July 20, 2010 annual meeting of shareholders.

Ms. Groehl retired as Senior Vice President, Sales and Marketing of Park Electrochemical Corp. in June 2005 after 20 years of service to Park.  Ms. Groehl served as Senior Vice President, Sales and Marketing of Park from May 1999 until her retirement.  From June, 1985, when Mr. Groehl joined Park until May 1999, she held a number of positions of increasing responsibility within the Park organization. Prior to joining Park, Ms. Groehl had been National Sales Manager of Polyclad Laminates, Inc. from 1980 to 1985, after beginning her career in the printed circuit materials industry in 1969 with Atlantic Laminates, and continuing with Oak Industries, which acquired Atlantic Laminates, until 1980.

Brian Shore, Park’s President and CEO, said, “I am very, very pleased that Emily has joined the Park Board of Directors.”

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials principally for the telecommunications and internet infrastructure and high-end computing markets and advanced composite materials, parts and assemblies principally for the aerospace markets. Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology. Park also specializes in the design and manufacture of complex composite aircraft and space vehicle parts. The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, Kansas, Arizona, California and Washington.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.